Exhibit 99.2

Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

Arbitron Inc. Announces Stock Repurchase Program

NEW YORK, February 14, 2012 –Arbitron Inc. (NYSE: ARB) today announced that its Board of Directors has authorized a program under which the company may repurchase up to $100 million in shares of the company’s common stock.

The company expects the shares of common stock may be purchased from time to time in either open market or private transactions, in accordance with applicable insider trading and other securities laws and regulations, at then-prevailing market prices over a period of up to two years ending February 9, 2014.

The exact timing and amount of purchases will depend on market conditions. No assurance can be given as to when during the authorized period any shares will be repurchased or as to whether and to what extent any share repurchase will be consummated.

As of December 31, 2011 the company had approximately 27,289,800 shares outstanding.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media–radio, television, cable and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia and Australia, and developing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter (PPM) and the PPM 360™, new technologies for media and marketing research.

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Portable People MeterTM, PPMTM and PPM360TM are marks of Arbitron Inc.

Statements in this release that are not strictly historical, including the statements regarding expectations for 2012 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, our ability to successfully integrate acquired operations, diversions of management resources, expenses incurred in financing the acquisition, differing levels of management and internal control effectiveness at the acquired entity, other unanticipated problems and liabilities, changes in the market, potential downturns in economic conditions, foreign exchange fluctuations, competition, our ability to develop and successfully market new products and technologies, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, , litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and other international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2010 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.